Exhibit 23.1        Consent of Moore & Associates

MOORE & ASSOCIATES, CHARTERED

ACCOUNTANTS AND ADVISORS

       PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 of Qele Resources Inc., of our report dated May 27, 2008 on our audit of the financial statements of Qele Resources Inc. as of March 31, 2008 and March 31, 2007, and the related statements of operations, stockholders’ equity and cash flows for March 31, 2008, for the period of inception March 15, 2007 through March 31, 2007 and since inception March 15, 2007 through March 31, 2008, and the reference to us under the caption “Experts.”

MOORE & ASSOCIATES

Moore & Associates Chartered
Las Vegas, Nevada
June 13, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501